Exhibit 99.1

Zymeworks Announces New Multispecific Antibody Collaboration with Merck

Vancouver, Canada (July 8, 2020) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced that it and longtime partner, Merck (known as MSD outside the US and Canada) have signed a new license agreement granting Merck the right to develop additional multispecific antibody therapeutic candidates using Zymeworks’ Azymetric™ and EFECT™ platforms.

Under the terms of the new research and license agreement, Zymeworks will provide Merck a worldwide, royalty-bearing license to research, develop and commercialize up to three new multispecific antibodies toward Merck’s therapeutic targets. In exchange, Zymeworks will receive an undisclosed upfront payment and if each of the three programs yield an approved product, Zymeworks is eligible to receive up to US$411 million in option exercise fees and clinical development and regulatory approval milestone payments and up to US$480 million in commercial milestone payments, as well as tiered royalties on worldwide sales.

Merck will also receive a worldwide, royalty-bearing license to research, develop and commercialize up to three multispecific antibodies in the animal health field in exchange for additional milestone payments and tiered royalties.

“It is an exciting time for the field of bispecific and multispecific therapeutics with candidates like ZW25 demonstrating great promise in clinical trials,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “We are very proud that oncology leaders like Merck recognize the value of our therapeutic platforms and continue to return for expanded access to our technology. We look forward to continuing our relationship with Merck as they advance additional multispecific candidates towards the clinic.”

Zymeworks and Merck began working together in 2011 to develop bispecific antibodies in a collaboration that was expanded in 2014. The new agreement does not impact the original agreement.

“Zymeworks’ technology plays a significant role in our efforts to identify and develop multispecific antibody therapies,” said Scott Lesley, Ph.D., Vice President of Discovery Biologics, Merck Research Laboratories. “Merck is pleased to continue our collaboration with the Zymeworks team.”

About the Azymetric™ Platform

The Azymetric platform enables the transformation of monospecific antibodies into bispecific and multispecific antibodies, allowing simultaneous binding to several different disease targets. This unique technology enables the development of multifunctional therapeutics that can block multiple signaling pathways, recruit immune cells to tumors, enhance receptor clustering and internalization, and increase tumor-specific targeting. These features are designed to enhance efficacy while reducing toxicities and the potential for drug resistance. Azymetric therapeutics have been engineered to retain the desirable drug-like qualities of naturally occurring antibodies, including low immunogenicity, long half-life and high stability. In addition, they are compatible with standard manufacturing processes that deliver high yields and purity, potentially reducing drug development costs and timelines.

About the EFECT™ Platform

The EFECT platform is a library of antibody Fc modifications engineered to activate or suppress the antibody-mediated immune response. This platform, which is compatible with traditional monoclonal as well as Azymetric bispecific antibodies, further enables the customization and optimization of therapeutic responses for different diseases.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™ bispecific antibody currently in Phase 2 clinical development. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ linker-cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Zymeworks Cautionary Note Regarding Zymeworks’ Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to future development activities in accordance with the terms of Zymeworks’ agreements with Merck and other corporate partners, potential payments and/or royalties payable to Zymeworks under these agreements, advancements in Zymeworks’ and its partners’ therapeutic programs, the speed and outcome of drug development plans, and other information that is not historical information. When used herein, words such as “enable”, “plan”, “will”, “may”, “eligible to”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended March 31, 2020 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Kavita Shah, Ph.D.

(604) 678-1388

media@zymeworks.com

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